Exhibit 10.4

Trusted since 1951

3817 Millstone Parkway | St. Charles, MO 63301

June 3, 2021

Mr. Douglas Moore

9210 Stony Crest Circle, #524

Richmond, Virginia 23235

Dear Doug:

We are proposing to amend your offer letter, dated August 15, 2019, as previously amended (the “Original Agreement”), effective as of the date hereof.

The first two bullets of the Original Agreement, as previously amended, will be amended and restated in their entirety to read as follows:

●	An annual base salary of $650.000.00, paid bi-weekly with standard payroll deductions and less applicable taxes. The base salary will be reviewed annually as part of the performance review process and the establishment of annual EBITDA budgets.

●	An annual bonus target of up to 100% of your applicable base salary based on the Company’s achievement of annual EBITDA targets. You will work with the board of directors of the Company to agree upon such EBITDA targets to achieve maximum annual bonus potential. You must be actively employed at the time of payment in order to receive this bonus.

Except as set forth above, all other terms to the Original Agreement will remain in full force and effect.

Regards,

/s/ Robert D. Barry
Robert D. Barry
Chief Financial Officer

Agreed and Accepted:

/s/ Douglas T. Moore	June 3, 2021
Signature	Date